EXHIBIT 11.1

                  TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                           Three Months Ended          Nine Months Ended
                                                              September 30,              September 30,
                                                            1996         1995          1996         1995
                                                          --------     --------      --------     --------
                                                            (in thousands, except per common share data)
Weighted average common shares outstanding used
   in the computation of per common share earnings:
   Common shares issued                                     23,795       23,745        23,775       23,736
   Common shares in treasury                                   800          800           800          800
                                                          --------     --------      --------     --------
Weighted average common shares outstanding (1)              22,995       22,945        22,975       22,936
                                                          ========     ========      ========     ========
Net income (applicable to common stock)                   $ 39,561     $ 34,484      $113,550     $ 97,587
                                                          ========     ========      ========     ========
Net income per common share (1)                           $   1.72     $   1.50      $   4.94     $   4.25
                                                          ========     ========      ========     ========

(1) The effect of all other common stock equivalents is not significant; therefore, this information is not presented.


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